March 15, 2005


Sparks Exhibits & Environments Corp.
2828 Charter Road
Philadelphia PA 19154

Re:  Unsecured Creditor Payment

Gentlemen:

      In connection with your purchase of the Showtime Enterprises, Inc./Showtime Enterprises West, Inc. assets through the Chapter 11 Bankruptcy proceedings, we have agreed to pay $37,500 of the incremental amount to be paid to the Unsecured Creditors in the acquisition. We have requested Sparks to initially pay this amount, and we have agreed to repay Sparks as follows. We have each agreed to pay Sparks $18,750, in twelve quarterly payments of $1,562.50, commencing June 30, 2005 (and on the last day of the next eleven calendar quarters), with quarterly interest at the minimum amount required to avoid imputation of interest under federal law. In the event we voluntarily resign or are terminated for cause from employment with Sparks or in the event of any default in payment which is not cured within three business days after notice, all remaining payments will be accelerated and the entire unpaid amount shall be immediately due and payable. In any such event, Sparks will have a right of offset against any amounts otherwise payable to us, and we will be responsible for all reasonable costs of collection. Each of us will be treated as an individual obligor under this letter.

      To induce Sparks to make the $37,500 payment on our behalf, and intending to be legally bound hereby, we have agreed to the above. Please indicate your acceptance of this obligation by signing below.




------------------------------              ----------------------------
David S. Sudjian                            Harold Jensen


Witness:_______________________             Witness:_____________________


Accepted this 15th day of March 2005:

Sparks Exhibits & Environments Corp.

By:_____________________________
     Scott Tarte, CEO